Exhibit 2.1

Confidential Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission under a confidential treatment request, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The redacted terms have been marked in this Exhibit at the appropriate place with three asterisks [***].

ASSET PURCHASE AGREEMENT

Between

NeuroHabilitation Corporation

AND

A&B (HK) Company Limited

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) by and among A&B (HK) Company Limited, a company existing under the laws of Hong Kong, having its registered address at Unit 2106,21/F Island Place Tower No.510 King’s Rd North Point, Hong Kong (hereinafter referred to as “A&B”) (“A&B”), and NeuroHabilitation Corporation, a Delaware corporation, having its registered address at 41 University Drive, Suite 400, Newtown, PA 18940 (“NHC” and together with A&B, the “Parties”), is made as of 9th October, 2015 (“Effective Date”).

WHEREAS, A&B desires to purchase and NHC desires to sell certain assets of NHC under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual considerations provided in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.          Definitions. The terms defined in this Section 1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Person and vice versa.

“A&B” has the meaning set forth in the preamble.

“A&B Board” shall mean the board of directors of A&B.

“A&B Indemnified Parties” has the meaning set forth in Section 20(a).

“Affiliate” shall mean any entity which directly or indirectly controls a Party or is controlled by a Party or is under common control with a Party. “Control” means the legal power to direct or cause the direction of the general management or partners of such entity whether through the ownership of voting securities or otherwise.

“APA Intellectual Property” has the meaning set forth in Section 7(e)(1).

“Assigned Improvements” has the meaning set forth in Section 12(d).

“Assumed Liabilities” has the meaning set forth in Section 4.

“Business” shall mean the necessary activities required to develop and commercialize the PoNS Devices and Components.

“Business Day” shall mean any day except Saturday, Sunday, any day which shall be a federal legal holiday, or a day on which banking institutions in the State of New York or in mainland China or in Hong Kong are authorized or required by law or other governmental action to close.

“Closing” has the meaning set forth in Section 6(c).

“Components” shall mean mouthpieces, controllers cables and any other replacement parts, accessories or add-on parts for PoNS Devices.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Confidential Information” has the meaning set forth in Section 16(a).

“Disposition” has the meaning set forth in Section 15(b).

“Distribution Agreements” has the meaning set forth in Section 9(e).

“Effective Date” has the meaning set forth in the preamble.

“Excluded Assets” has the meaning set forth in Section 3.

“Excluded Liabilities” has the meaning set forth in Section 5.

“FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Body in the United States.

“Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal.

“Intellectual Property Rights” shall mean all intellectual property rights in or related to the PoNS Device, Components and Services throughout the world, and all renewals and extensions thereof, including, without limitation: (i) patents, patent applications and patent disclosures; (ii) copyrights and copyrightable works (including user guides, manuals, marketing materials, computer programs and mask works) and registrations and applications for registration thereof; (iii) trade secrets, know-how and other confidential information; (iv) trademarks, service marks, trade dress, common law marks, domain names and logos, and registrations and applications for registration thereof, together with all goodwill associated therewith; (v) any right analogous to those set forth herein; and (vi) all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Licensed IP” shall mean any of the following that is owned or controlled by NHC at the Effective Date, or which will be owned or controlled by NHC during the term of the Agreement including but not limited to (i) the Intellectual Property Rights within the Territory; and (ii) any other confidential information that is necessary for the commercialization of the PoNS Product in the Territory and the manufacture of the Product outside the Territory.

“Lien” has the meaning set forth in Section 2.

“Marketing Authorization” or “MA” means any direct or indirect authorization required from a regulatory authority to market and sell the Product in the Territory.

“Manufacturer Price” shall mean the actual price paid by NHC to its manufacturer for PoNS Devices and Components, which shall be provided by NHC with reasonable proof, subject to an audit not more than annually by an independent third party accountant appointed by A&B.

“NHC Indemnified Person” has the meaning set forth in Section 20(b).

“Person” shall mean an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Body or other entity of any kind.

“Portable NeuroStimulation Devices” or “PoNS Devices” or “Devices” shall mean portable neurostimulation devices (no matter under the name of PoNS Devices or other names) developed by or for NHC, together with any and all improvements and replacements for such devices developed by or for NHC or acquired by NHC thereafter.

“Prosecution Activity” has the meaning set forth in Section 15(a).

“Purchase Price” has the meaning set forth in Section 6(a).

“Purchased Assets” has the meaning set forth in Section 2.

“Regulatory Approval” shall mean any and all Governmental Authorizations (including price and reimbursement approvals) that are necessary for the manufacture, use, storage, import, transport, and/or sale of a product in such jurisdiction. In the United States, Regulatory Approval shall be deemed to occur upon clearance by the FDA for marketing for the sought after indications.

“Net Sales” shall mean all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received, whether by way of cash, credit or other value received by A&B from the use, marketing, sale or distribution of PoNS Devices, Components and Services in the Territory. With respect to the sale or other disposition of PoNS Devices, Components and Services, only the following deductions from Net Sales will be permitted: (a)reasonable discounts, chargebacks, allowances for bad debts or uncollectible amounts, any local medical aid or medical care programs rebates and allowances actually taken; (b) sales, use, value added and excise taxes, import and customs duties, tariffs, and any other similar taxes, duties or tariffs, to the extent actually paid by A&B; (c) freight, insurance, packaging costs and other transportation charges to the extent added to the sales price; and (d) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates (e) rebate ( including but not limited to marketing promotion expenses, human costs and daily expenses) (f) promotion service fee

“Services” shall mean therapeutic methods and processes, and training protocols, and associated systems and software, including mobile applications, data services, and/or cloud storage developed for, used with or associated with PoNS Devices.

“Tax” and “Taxes” shall mean, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, or gross income, or income as specifically defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, license, withholding, payroll, social security, retirement, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, including any and all such Taxes which should have been collected and paid to any Governmental Body on behalf of third parties together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a transferee of another Person or a member of an affiliated or combined group.

“NHC Technology” shall mean all technology owned or controlled by or licensed to NHC, as of the Effective Date or at any time during the term of this Agreement, which is related to PoNS Devices, Components or Services, including, without limitation, inventions, techniques, processes, prototypes, samples, specifications, test data, compositions of matter, formulae, information and know-how, whether or not patentable or copyrightable, which, among other things, in particular are competent and accurate to enable the commercialized manufacture of the Components, PoNS Devices and the provision of the Services.

“Territory” shall mean the People’s Republic of China, Taiwan, Singapore Hong Kong and Macau Special Administrative Region.

“Third Party Action” has the meaning set forth in Section 20(a).

2.          Purchase and Sale; Exclusive License to NHC Technology and Licensed IP.

(a)          As of the Effective Date, NHC hereby sells, assigns, transfers, conveys and delivers to A&B, and A&B hereby purchases and acquires from NHC all of NHC’s right, title and interest in and to all of the assets listed on Schedule 1 attached hereto as those assets exist on the Effective Date hereof or developed during the term of this Agreement (collectively, the “Purchased Assets”), free and clear of any mortgage, lien, pledge, security interest, charge, option, restriction on transfer, claim, or other restrictions and encumbrances of any nature whatsoever (a “Lien”). A&B owns the exclusive right to import, register, market, distribute, promote, offer for sale and sell the PoNS Devices, Components and Services within the Territory and manufacture the PoNS Devices and Components solely for the Territory, and at its own discretion apply for and obtain intellectual property rights with respect to the PoNS Devices, Components and Services based on the Purchased Assets within the Territory.

(b)          As of the Effective Date, NHC hereby grants to A&B an exclusive, perpetual, irrevocable, paid-up and royalty-free license with the right to sub-license, subject to the terms and restrictions under this Agreement, to use the NHC Technology specified in Schedule 3 to market, promote, distribute and sell PoNS Devices, Components and Services solely within the Territory and to manufacture the PoNS Devices solely for the Territory, and A&B hereby accepts such right and license. For the avoidance of doubt, any NHC Technology exclusively related to the Territory will form part of the Purchased Assets and shall be transferred to A&B pursuant to the Section (a).

(c)          As of the Effective Date, NHC hereby grants to A&B an exclusive, perpetual, irrevocable, paid-up and royalty-free license with the right to sub-license, subject to the terms and restrictions under this Agreement, to use the Licensed IP only for the purpose of the commercializing the PoNS Devices, Components and Services within the Territory and manufacturing the PoNS Devices solely for Territory, and A&B hereby accepts such right and license.

(d)          Notwithstanding the foregoing, the license rights granted to A&B herein shall not include the right to directly or indirectly distribute, offer for sale, sell or otherwise provide (using any medium including, without limitation, personal interaction, by phone, facsimile, electronic mail or via the World Wide Web) PoNS Devices, Components and Services outside the Territory.

(e)          As of the Effective Date, NHC shall neither have rights to, nor cause or assist any third party to import, manufacture, market, promote, distribute or sell PoNS Devices, Components and Services or analog products or services in the Territory without the prior written consent of A&B, nor resell, transfer, license, authorize or dispose of the Purchased Assets in any other ways.

(f)          Both Parties shall establish and maintain a regular system for exchanging information related to the PoNS Device , Components or Services, including but not limited to safety information, commercial information. Upon the request of the other party and to the extent applicable, each Party shall supply to the other Party for information only and for liaison purposes of their development and commercialization in their respective Territory.

3.          Excluded Assets. All assets of NHC, including without limitation the NHC Technology, that are not specifically included in the Purchased Assets (collectively, the “Excluded Assets”) shall remain the sole property of NHC.

4.          Assumed Liabilities. Except for the liabilities and obligations expressly set forth on Schedule 2 (such liabilities and obligations are referred to herein as the “Assumed Liabilities”). A&B shall not assume or be responsible for, and shall in no event be liable for any debts, liabilities or obligations of NHC, whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect, secured or unsecured, or otherwise.

5.           Excluded Liabilities. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by NHC.
“Excluded Liabilities” means all liabilities and obligations not expressly listed as Assumed Liabilities on Schedule 2 attached hereto.

6.          Purchase Price; Payments and Closing.

(a)          Subject to the other terms and conditions of this Agreement, A&B hereby agrees to pay NHC the following payments for the Purchased Assets:

(i)          a per unit handling fee equal to [***]% of the amount paid by A&B for each PoNS Device and Component purchased by A&B from NHC or its designated manufacturer to NHC subject to NHC fulfilling its obligation set forth in the terms of this Agreement ; and

(ii)          One-Time Milestone Payment: [***]% of A&B’s Net Sales during any single calendar year that such Net Sales reaches or exceeds three [***] for the PoNS Device and Components in the Territory in such full calendar year after the Effective Date, which shall be payable by A&B to NHC within one month after the end of the applicable calendar year. By way of example, if A&B’s Net Sales in a given calendar year is [***] and this is the first calendar year that A&B’s Net Sales has exceeded [***], then the Milestone Payment is [***]. This Milestone Payment is a one-time payment and a separate obligation and is part of the consideration that A&B shall pay to NHC for the Purchased Assets and license rights within the Territory to PoNS Devices, Components and Services provided in this Agreement.

(b)          The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

(c) A&B will purchase PoNS Devices and Components directly from NHC for commercialization within the Territory pursuant to the supply agreement to be entered into between A&B and NHC within a reasonable time prior to the anticipated launch time of PoNS Devices in the Territory.

(i)          In no event shall such supply terms of the supply agreement be less favorable to A&B than the supply terms between NHC and its manufacturer.

(ii)          The amount paid by A&B for PoNS Devices and Components shall be no more than the amount of the Manufacturer Price.

(iii)          NHC shall supply the PoNS Devices and Components according to applicable laws, regulations and the specifications of the PoNS Devices and Components.

(iv)          NHC shall supply the PoNS Devices and Components under the incoterms 2010 CIF/CIP designated city in the Territory.

(v)           A&B shall, within a reasonable time prior to the anticipated launch date of PoNS Devices in the Territory, provide a forecast of PoNS Devices and Components it requires for at least six months following the launch, provided that the capacity of current contract manufacturer is likely to be insufficient, all Parties shall negotiate how to find a new replacement manufacturer or enlarge the capacity of current contract manufacturer.

(vi)          In the event that (1) NHC or its contract manufacturer falls into or is likely to fall into bankruptcy, liquidation, insolvency or similar proceedings; or (2) NHC or its contract manufacturer fails to maintain necessary qualification for manufacturing the PoNS Devices or Components; or (3) NHC or its contract manufacturer lacks sufficient capacity to meet the market requirements in the Territory, or fails to supply the PoNS Devices or Components sufficiently and timely as required by A&B according to the supply agreement (except that such failure is due to A&B fails to make the relevant payment on time); or (4) NHC requires to increase the supply price of PoNS Devices or Components unilaterally; or any other circumstances the Parties may agree, A&B shall have the right to terminate the aforementioned supply agreement and enter into a new agreement with a new or replacement manufacturer without the prior consent of NHC. For further clarification, A&B shall appoint the new manufacturer with ail necessary qualifications and conclude such supply agreement and change the manufacturer in strictly compliance with applicable laws and regulations whilst NHC shall procure the transfer of manufacture including authorizing the new contract manufacturer upon the requirement of competent authorities according to this Section in a smooth and timely way.

7.           Representations and Warranties of NHC. NHC hereby represents and warrants to A&B as follows:

(a)          Organization and Authority. NHC is a Corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority to enter into and to perform its obligations under this Agreement and to own and lease its assets and to operate the Business as it is currently being conducted. NHC is duly qualified or licensed to do business and is in good standing as a foreign company under the laws of each jurisdiction in which the conduct of the business of the Company requires such qualification.

(b)          Authorization. The execution, delivery and performance by NHC of this Agreement has been duly authorized by all necessary action of NHC, its board of managers and members. For the avoidance of doubt, at least 80% of the board directors have approved the transaction including the license contemplated in this Agreement. This Agreement constitutes the valid and binding obligation of NHC, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)          No Conflict. The execution, delivery and performance by NHC of this Agreement does not and will not (i) violate or conflict with the Certificate of Formation or Limited Liability Company Operating Agreement of NHC, and will not conflict with, or result in a breach or termination of or constitute a default under agreement, commitment or other instrument, or any order, judgment or decree, by which NHC is a party, or to which any of the Purchased Assets is subject; (ii) constitute a violation by NHC of any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any Governmental Body applicable to NHC or any of NHC’s properties; or (iii) result in the creation of any Lien upon any of the Purchased Assets. No consent, approval or authorization of, or designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance of this Agreement. No license, permit or other authorization is required for A&B to operate the Purchased Assets.

(d)          Title to Assets. NHC has and will transfer to A&B at the Closing, and at the Closing A&B will receive, good and marketable title to all of the Purchased Assets, free and clear of any Lien. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets, or any interest therein, except in the ordinary course of business.

(e)          APA Intellectual Property.

(i)          Set forth on Schedule 1 is a true, correct, complete and complete list of all patent filings, description of copyrights, domain names, trademarks, service marks, trade names, and brand names included in the Purchased Assets and Schedule 3 is a true, correct, complete and accurate list of all know-how included in the Licensed NHC Technology, which shall enable, among other things, the manufacture of PoNS Devices and Components and the provision of the Services (All of the foregoing collectively referred to as “APA Intellectual Property”). NHC has taken all reasonable steps necessary to maintain and protect its right, title and interest in and to the APA Intellectual Property as are customary for companies engaged in the same or similar business.

(ii)          NHC possesses all right, title, and interest in and to, and is the sole and exclusive owner of, or has a valid license to, the APA Intellectual Property or NHC has the right to use (via ownership or pursuant to license, sublicense, agreement or permission) the APA Intellectual Property in the operation of the Business as presently conducted. NHC has the legal right to transfer the Purchased Assets set forth in Schedule 1 free and clear of any Lien. As of the date of this Agreement, NHC has not received any written notice that its rights in the APA Intellectual Property have been declared unenforceable or otherwise invalid by any Governmental Body. No infringement, misuse or misappropriation of the APA Intellectual Property by a third party has come to the attention of any NHC, either orally or in writing. Furthermore, in particular, NHC warrants, to the best of its knowledge, that the Patent or Patent application in the Purchased Assets would not infringe any third party rights in the Territory, especially the existing [***] and [***] in the Territory.

(f)          NHC covenants that, as of the Effective Date, NHC shall obtain any additional, required FDA approval or clearance or to satisfy any outstanding regulatory requirement due from the sponsor and commercially marketed the regulated technology to the point where the US Government may purchase the technology prior to 31 December 2017, unless NHC obtains the exemption of this obligation from US Army Medical Material Agency (“USAMMA”) and US Army Medical Material Agency (“USAMMDA”) under the “Cooperative Research and Development Agreement” between NHC and USAMMA and USAMMDA. Both Parties agree, NHC’s breach of this Section will cause a devastating losses of A&B, and agrees to pay A&B a contract penalty of two (2) million US dollars in the event of breaching this Section, without prejudice to any other remedies A&B may be entitled under the applicable laws or this Agreement.

8.          Representations and Warranties of A&B. A&B hereby represents and warrants to NHC that:

(a)          Organization and Authority. A&B is a corporation duly organized and in good standing under the laws of Hong Kong, and has the full power and authority to enter into and to perform its obligations under this Agreement and to own and lease its assets and to operate the Business as it is currently being conducted and presently proposed to be conducted. A&B is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of each jurisdiction in which the conduct of the business of A&B requires such qualification.

(b)          Authorization. The execution, delivery and performance by A&B of this Agreement has been duly authorized by all necessary action of A&B, the A&B Board its shareholders. This Agreement constitutes the valid and binding obligation of A&B, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)          No Conflict. The execution, delivery and performance by A&B of this Agreement does not and will not (i) violate or conflict with the Memorandum of Articles and Association of A&B, and will not conflict with, or result in a breach or termination of or constitute a default under agreement, commitment or other instrument, or any order, judgment or decree, by which A&B is a party, or to which any of the Purchased Assets is subject; (ii) constitute a violation by A&B of any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any Governmental Body applicable to A&B or any of A&B’s properties; or (iii) result in the creation of any Lien upon any of the Purchased Assets.No consent, approval or authorization of, or designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance of this Agreement. No license, permit or other authorization is required for A&B to operate the Purchased Assets.

(d)          Due Authorization. All corporate actions necessary for A&B to validly consummate this Agreement and the transactions contemplated by this Agreement have been taken.

(e)          Validity of Agreement. This Agreement is a legal, valid, and binding agreement of A&B, enforceable against A&B in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(f)          No Violation. The consummation of the transactions contemplated by this Agreement will not violate any provision of A&B’s organizational documents.

9.          Device Supply, Regulatory Approval, Marketing, Distribution and Branding in the Territory

(a)          Device Development and Supply Availability. The parties recognize and acknowledge that PoNS Devices are being developed presently and clinical versions of the Device are expected to be available in summer 2015 and commercial versions of the Device are tentatively estimated to be available for shipment in the fourth quarter of 2016. NHC shall undertake best efforts to make PoNS Devices available for commercialization by A&B within the Territory as soon as possible in accordance with this Agreement. A&B shall commercialize PoNS Devices and Components in accordance with the terms of this Agreement, as PoNS Devices and Components become available for commercialization by A&B.

(b)          Survivability of NHC’s Supply Obligation. Subject to Section 9(a), NHC’s obligation to supply PoNS Devices and Components to A&B shall survive a merger, consolidation, sale, or other transfer of all or substantially all of the assets or business of NHC, such that the supply terms of this Agreement shall be fully binding upon a successor or assignee of NHC.

(c)          Regulatory Approval of PoNS Device. A&B shall be solely responsible for taking all necessary steps and incurring all direct and incidental costs required to obtain regulatory approval of the PoNS Device for patient usage within the Territory, including performing any clinical studies and any other actions needed to obtain government and regulatory approval to distribute and sell PoNS Devices for patient use.

(d)          Distribution of Product Information. After acquiring the Purchased Assets, A&B may at its own discretion distribute within the Territory to A&B’s agents, sub-distributors and customers non-confidential product specifications and test data related to PoNS Devices. A&B shall execute written agreements with its distribution partners that bind such partners to the same confidentiality and intellectual property obligations as A&B has under this Agreement. Furthermore, A&B shall bind such partners not to commercialize the PoNS Device or Components OUTSIDE the Territory, if any partner of A&B fails to abide by this Section, A&B shall immediately rescind any authorization or license it has given to such partners.

(e)          Distribution Solely within the Territory. After acquiring the Purchased Assets, A&B may at its own discretion distribute within the Territory through its agents and sub-distributors appointed by A&B. A&B may execute written agreements (“Distribution Agreements”) with its distribution partners; provided, that any such Distribution Agreement shall (i) bind such partners to the same confidentiality, intellectual property and territoriality obligations as A&B has under this Agreement, (ii) expressly restrict and limit A&B’s distribution partners to distribution, sales and use by third parties of Devices solely within the Territory and prohibit any activity for such Devices outside the Territory, (iii) require that any agreement any such distribution partner may enter into regarding any rights granted or otherwise described in a Distribution Agreement contain the restrictions set forth in this Section 9(f), if any distributor of A&B fails to abide by this Section, A&B shall immediately rescind any authorization or license it has given to such partners.

(f)           License to NHC Intellectual Property Rights. Solely for the purposes of this Agreement, NHC hereby licenses to A&B (pursuant to Section 3), exclusively within the Territory, the right to use the NHC Technology specified in Schedule 3 in connection with its promotion, distribution and sales of PoNS Devices, Components and Services within the Territory, and within or outside the Territory, to use the NHC Technology specified in Schedule 3 in connection with the manufacture of PoNS Devices and Components solely for the Territory.

(g)           PoNS Branding Strategy. NHC has developed and will continue to develop a PoNS branding strategy in connection with its manufacture, promotion, distribution and sales of PoNS Devices, Components and Services around the world. A&B will take into consideration and discuss with NHC of the PoNS branding strategy using the Purchased Trademarks in the Territory to leverage the goodwill associated with the NHC’s trademarks outside the Territory that constitute the PoNS brand. A&B acknowledges and agrees that the NHC trademarks are the sole property of NHC and that its use of the Purchased Trademarks within the Territory in connection with promotion of PoNS Devices does not create any right, title or interest in A&B to the NHC trademarks outside the Territory. A&B agrees to refrain from registering, opposing or otherwise challenging, directly or indirectly, the NHC trademarks anywhere in the world.

(h)          Marketing Best Efforts by A&B. Following regulatory approval in the Territory, A&B shall diligently market and promote PoNS Devices to generate first commercial sales. A&B shall use its best efforts to diligently market, promote, distribute and sell PoNS Devices, Components and Services within the Territory throughout the term of this Agreement.

10.          Further Agreements of the Parties.

(a)          Discharge of Excluded Liabilities. At or prior to the Closing, NHC shall discharge all obligations and liabilities relating to the Excluded Liabilities that are then due and payable, and after the Closing NHC shall promptly pay all other Excluded Liabilities as they become due and payable. At the Closing, NHC shall provide A&B with such evidence as A&B shall reasonably request indicating that NHC has discharged the Excluded Liabilities.

11.          Right to Manufacture Devices and Components within the Territory. Subject to the path of realizing Territory MA in the Territory, A&B is entitled to manufacture PoNS Devices and Components within the Territory for two purposes: (i) for A&B to distribute the PoNS Devices and Components solely within the Territory or (ii) for A&B to provide to NHC as one of its manufacturers PoNS Devices and Components pursuant to purchase orders issued by NHC. A&B shall be required to implement manufacturing processes that are consistent with other approved NHC manufacturers, compliant with FDA requirements and with the standards of other relevant regulatory authorities in major consumer markets worldwide. At the appropriate time, NHC and A&B shall establish a technology transfer plan to (x) identify members of a working group that will be responsible for establishing the A&B manufacturing process, (y) specify a working group schedule of activities and deadlines and (z) describe in detail all diagrams, schematics, parts lists, equipment and other items within the Licensed NHC Technology needed by A&B to manufacture Devices and Components within the Territory. Notwithstanding the foregoing, NHC shall retain the right to manufacture or have manufactured anywhere in the world other than within Territory PoNS Devices and Components for its own purposes, provided that NHC agrees not to promote, sell or otherwise distribute Devices or Components to end users within the Territory during the term of this Agreement. The parties shall work diligently to negotiate the terms and conditions of a definitive manufacturing agreement including the supply price on an equitable and fair basis when mutually convenient.

12.          Certain Responsibilities of A&B.

(a)          Regulatory Approval and Compliance with Laws. A&B shall be solely responsible for obtaining regulatory approval of the PoNS Device in the Territory. A&B shall comply with all applicable federal, provincial, state and local laws, ordinances, codes, rules, regulations and orders of all governmental authorities related to the regulatory approval process for the PoNS Device and A&B’s marketing, promotion, distribution and sales of PoNS Devices within the Territory, as they are presently in effect and as they may be revised or supplemented from time to time.

(b)          A&B’s Best Efforts. A&B shall use its best efforts to obtain regulatory approval of, market, promote, distribute and sell PoNS Devices within the Territory as contemplated by this Agreement. A&B shall work diligently to identify the market for PoNS Devices in the Territory and shall communicate its findings to NHC regularly to enable NHC to forecast and supply sufficient quantities of PoNS Devices to A&B.

(c)          Product Information. A&B shall provide NHC with any technical information, assistance and know-how it develops with respect to PoNS Devices in connection with the regulatory approval process and A&B’s marketing, promotion, distribution and sale of PoNS Devices. A&B shall update such information throughout the term of this Agreement and apprise NHC of and provide to NHC such updated information at such times and in such manner as shall be agreed upon by the parties.

(d)          Improvements. Each party shall inform the other party in writing of any improvements to the PoNS Device, Components or Services developed by or for such party. With respect to any improvements to the Services, each party hereby grants a perpetual, irrevocable, worldwide, royalty-free right and license to the other party to use the improvements in connection with the manufacture, marketing, promotion, distribution and sales of PoNS Devices with each Party’s respective territory. With respect to any improvements to the PoNS Device or Components developed by or for A&B, A&B grants a perpetual, irrevocable, worldwide, royalty-free right and license to NHC outside the Territory to use the improvements in connection with the manufacture, marketing, promotion, distribution and sales of PoNS Devices outside the Territory. With respect to any improvements to the PoNS Device or Components developed by or for NHC, NHC grants a perpetual, irrevocable, worldwide, royalty-free right and license to A&B within the Territory to use the improvements in connection with the manufacture, marketing, promotion, distribution and sales of PoNS Devices inside the Territory. In addition, A&B agrees to assign all right, title and interest in any patent rights and copyrights outside the Territory in any such A&B improvements to NHC, and NHC agrees to assign all right, title and interest in any patent rights and copyrights inside the Territory in any such NHC improvements to A&B. Each party agrees to cooperate with the other party by signing any documents required to perfect, register or maintain its patent rights and copyrights in its respective territory.

(e)          Proprietary Notices. A&B shall not remove, alter or obscure any trademark, copyright or other proprietary marking or notice on or within the PoNS Device, Components or related product information supplied by NHC.

13.          Certain Responsibilities of NHC

(a)          Regulatory Approval and Compliance with Laws. NHC shall be solely responsible for obtaining regulatory approval of the PoNS Device in the United States. NHC shall comply with all applicable federal, provincial, state and local laws, ordinances, codes, rules, regulations and orders of all governmental authorities related to the regulatory approval process for the PoNS Device in the US, as they are presently in effect and as they may be revised or supplemented from time to time.

(b)          Product Information. NHC shall provide A&B with such technical information, assistance and know-how with respect to PoNS Devices as may be necessary in connection with the regulatory approval process and A&B’s marketing, promotion, distribution and sale of PoNS Devices as contemplated by this Agreement. NHC shall update such information throughout the term of this Agreement and apprise A&B of and provide to A&B such updated information at such times and in such manner as shall be agreed upon by the parties.

(c)          Product Changes. NHC shall provide A&B with thirty (30) days advance written notice of any changes NHC plans to make to the PoNS Device or its specifications, both Parties shall negotiate in good faith and reach an agreement on such changes.

14.           Ownership. As between the parties, A&B acknowledges that NHC is the owner or licensee of the Intellectual Property Rights and the NHC Technology in the PoNS Devices and Components, unless otherwise stated in this Agreement. A&B further acknowledges that NHC is the owner of any improvements developed by or for NHC to the PoNS Device or Components. A&B is the owner of any improvements developed by or for A&B to the PoNS Device, Components or Services. A&B agrees to refrain from registering, opposing or otherwise challenging, directly or indirectly, any Intellectual Property Rights owned or licensed by NHC anywhere in the world.

15.           Patent Prosecution and Enforcement.

(a)          Patent Prosecution. A&B shall be solely responsible for the preparation, filing, prosecution and maintenance of all patent, trademark and copyright applications and registrations (the “Prosecution Activity”) related to the Purchased Assets within the Territory.

(b)          Patent Enforcement. Each party shall promptly notify the other in writing of any alleged infringement by third parties of any licensed patent, trademark or other Intellectual Property Right and provide any information available to that party relating to such infringement. A&B shall have the right, but not the obligation, to take action to secure the cessation of any infringement or to bring suit against the infringer in the Territory. Any such action will be solely at A&B’s expense. No settlement, judgment or other disposition (collectively, “Disposition”) of a suit regarding the Licensed IP being prosecuted by A&B within the Territory may be entered into without the consent NHC if such Disposition would alter, derogate or diminish such other party’s rights under this Agreement or would invalidate or restrict NHC’s Intellectual Property Rights in any respect, whether within or outside of the Territory.

(c)          For the avoidance of doubt, in no event shall A&B have any rights to, and shall not, (i) prepare, file, prosecute or maintain any patent, trademark, copyright or other Intellectual Property Right outside of the Territory or (ii) take action with respect to any potential infringement outside of the Territory.

16.          Confidentiality.

(a)          Confidential Information. The term “Confidential Information” shall mean all information and materials, in whatever form, and whether disclosed orally, in writing or otherwise, pertaining to the business, finances, technology (including NHC Technology), research and development activities, engineering, manufacturing, marketing and current or proposed products of NHC that is identified or would reasonably be understood by A&B as being proprietary or confidential.

(b)          Exceptions. Confidential Information shall not include information which (i) was in A&B’s possession without confidentiality restriction prior to disclosure by NHC hereunder; (ii) at or after the time of disclosure by NHC becomes generally available to the public through no act or omission on A&B’s part; (iii) is developed by A&B independently of and without reference to any Confidential Information it receives from NHC or (iv) has come into the possession of AND without confidentiality restriction from a third party and such third party is under no obligation to NHC to maintain the confidentiality of such information.

(c)          Agreement to Maintain Confidentiality. Both Parties acknowledges the confidential and proprietary nature of the Confidential Information and agrees (i) to hold the Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions each party employs with respect to its own confidential materials) and (ii) not to divulge the Confidential Information to any third person, or to make any use whatsoever of the Confidential Information, except as expressly authorized in this Agreement. Each party shall limit disclosure of Confidential Information received from the other Party to those employees, agents, consultants or subcontractors whose use of or access to the Confidential Information is necessary to carry out such Party’s obligations under this Agreement, or to enable such Party to exercise the rights granted to it hereunder, and who have been advised of the confidential nature of the Confidential Information and are under an express written obligation to maintain such confidentiality. Confidential Information provided or communicated to the receiving Party shall remain the property of the disclosing Party, unless otherwise agreed in this Agreement.

(d)          Judicial Order. In the event that each Party is ordered to disclose the other Party’s Confidential Information pursuant to a judicial or government request, requirement or order, such Party shall promptly notify the other Party and shall take reasonable steps to assist the other Party in contesting such request, requirement or order or in otherwise protecting the other Party’s rights prior to disclosure.

(e)          Reproduction and Return of Confidential Information. A&B agrees not to reproduce or copy by any means Confidential Information, except as reasonably required to accomplish the purposes of this Agreement

(f)          Injunctive Relief. In view of the difficulties of placing a monetary value on the Confidential Information, each Party shall be entitled to seek injunctive relief without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Section 16 or further unauthorized use of its Confidential Information. This remedy is separate from any other remedy each Party may have.

17.          Term and Termination.

(a)          Term. This Agreement shall become operative on the Effective Date. This Agreement shall remain in full force and effect until all obligations under this Agreement are fully performed and discharged or otherwise written agreed by the Parties. Upon any such termination the licenses granted to the A&B under this Agreement shall become fully paid up and still perpetually valid and free of further payment to NHC.

(b)          A&B shall have the right at any time to terminate this Agreement because it has decided, for whatever reason, that it no longer wishes to develop and/or commercialize the PoNS Device in the Territory, nor desire to sell, transfer or dispose of the Purchased Assets in any other ways to any third party. Such right of termination shall be exercised by A&B by giving not less than six (6) months prior written notice to NHC. Upon any such termination (i) NHC’s license rights granted to A&B under this Agreement shall continue but only with respect to PoNS Devices and Components sold by or for A&B within the Territory to end users and for PoNS Devices and Components in inventory that A&B plans to sell within the Territory to end users; (ii) any NHC’s obligation to supply the PoNS Device to A&B shall cease ; and (iii) A&B and NHC shall promptly negotiate in good faith the terms of an agreement by which A&B sells back to NHC the Purchased Assets and any A&B Improvements. Notwithstanding the aforesaid provisions, when A&B decides not to commercialize the PoNS Device in the Territory but desires to sell, transfer or dispose of the Purchased Assets in any other ways, (i) NHC’s license rights granted to A&B under this Agreement shall continue perpetually (ii) A&B can at its own discretion determine whether any NHC’s obligation to supply the PoNS Device to A&B shall cease or not, and (iii) A&B shall take NHC into consideration as the potential purchaser or cooperation partner, NHC have the priority against any third party to be the purchaser or cooperation partner under the same commercial terms and conditions.

(c)          NHC shall have no right to terminate this Agreement by reason of the breach by A&B of any of the provisions of this Agreement. Instead, NHC shall have (i) the right to pursue a claim to recover damages against the A&B in proceedings under Section 22 and (ii) shall have the right to pursue any other remedies available to NHC specified in this Agreement or by law.

(d)          Rights After Termination. Termination of this Agreement for any reason will not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination. The rights provided for in this Section 17(d) will be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

18.          No Consequential Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH DAMAGES.

19.           Survival of Certain Provisions. All of the representations and warranties in this Agreement will survive the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and any investigations by any of the parties with respect to them.

20.          Indemnification.

(a)          NHC agrees to promptly on demand indemnify, defend and hold harmless A&B and its Affiliates, and their respective stockholders, members, partners, managers, officers, directors, employees, consultants, representatives, controlling persons, counsel, agents, successors and assigns (collectively, “A&B Indemnified Persons”), from and against, and will pay to any A&B Indemnified Person the amount of, any and all losses, claims, demands, actions, damages, penalties, liabilities, obligations, charges, deficiencies, Taxes, interest, penalties, settlement payments, costs and expenses of every kind whatsoever (including, without limitation, costs of investigating, preparing or defending any such claim or action and reasonable legal fees and disbursements), as and when incurred, whether involving a third party or between the indemnifying and indemnified parties arising from (a) any breach or inaccuracy of any representation or warranty of NHC contained herein, (b) any failure of NHC to comply with, or any breach or non-fulfillment by NHC of, any covenant, agreement or obligation of NHC set forth in this Agreement, (c) the Excluded Liabilities or the failure by NHC to pay, perform or discharge when due any of the Excluded Liabilities or (d) any third party claim (including any claim alleging personal injury or property damage), suit or proceeding (a “Third Party Action”) brought against A&B in the Territory arising out of or in connection with the production or manufacture of, or a defect in, any PoNS Device purchased from NHC and shall pay all costs and damages that a court finally awards against A&B in such Third Party Action or that are agreed to in settlement of the claim; provided that, in the event of a Third Party Action, A&B (i) promptly notifies NHC of such Third Party Action; (ii) gives NHC sole control over the defense and settlement thereof, including all negotiations related thereto; and (iii) provides NHC with full authority, information and assistance necessary to defend such Third Party Action. A&B shall have the right to approve any settlement of the claims brought against it, which approval shall not be unreasonably withheld, and shall provide NHC with reasonable assistance in connection with NHC’s defense of such claims. Without limiting the foregoing, if the PoNS Device becomes the subject of an infringement claim in the Territory, then, in addition to the obligations set forth above, NHC (within its sole discretion) shall have the right but not the obligation to either (x) obtain for A&B the right to continue the marketing, promotion, distribution or sales of PoNS Devices in the Territory as herein provided on commercially reasonable license terms; (y) replace or modify the PoNS Device so that it becomes non-infringing in the Territory but functionally equivalent. Notwithstanding the foregoing, NHC shall have no indemnity obligation to A&B for Third Party Actions arising from: (1) Device specifications provided by or Device features requested by A&B that have been incorporated into PoNS Devices, (II) use of the PoNS Device with other hardware, software or equipment that is not agreed by NHC, (III) use of the PoNS Device or Components outside of the Territory unless such PoNS Devices are sold directly or indirectly by A&B to its Customer in the Territory subject to the terms and conditions of this Agreement, or (IV) A&B’s failure to implement an update or change to the PoNS Device within reasonable time upon the written request by NHC that would have caused the Device to be outside the scope of the Third Party Action.

(b)          A&B agrees to promptly on demand indemnify, defend and hold harmless NHC and its Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, consultants, representatives, controllers persons, counsel, agents, successors and assigns (collectively, “NHS Indemnified Persons”), from and against, and will pay to any NHC Indemnified Persons the amount of, any and all losses, claims, demands, actions, damages, penalties, liabilities, obligations, charges, deficiencies, Taxes, interest, penalties, settlement payments, costs and expenses of every kind whatsoever (including, without limitation, costs of investigating, preparing or defending any such claim or action and reasonable legal fees and disbursements), as and when incurred, whether involving a third party or between the indemnifying and indemnified parties arising from any defect in any PoNS Device or Component manufactured by A&B in the Territory or any other third Party appointed by A&B.

21.          Publicity. Neither Party shall issue any press release, trade announcement or make any other public announcement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld. Where consent is forthcoming, the Parties agree to consult with each other regarding the content of any such press release or other announcement. This aforementioned restriction shall not apply to announcements required by any Regulatory Authority, stock exchange or Governmental Body. To the extent that any Party is required to file a copy of this Agreement as an exhibit to any filings with any Governmental Body, the Parties will coordinate and agree on the form of redacted version of this Agreement to be so filed.

22.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement will be construed and enforced in accordance with the laws of the State of Delaware as applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware. The jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly lie in any federal or state court located in the City, County and State of Delaware.

(b)          Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this agreement or any documents related hereto.

23.           Miscellaneous Provisions.

(a)          Force Majeure. Neither party will be liable for non-performance or delays due to causes beyond their respective control, including, but not limited to, acts of God, wars, strikes, fires, floods, earthquakes, labor disputes, transportation embargoes, and acts of any governmental agency, terrorism or bio-terrorism. In the event of such delays, the parties will use their diligent and good faith commercially reasonable efforts to establish new scheduled delivery dates that will minimize the impact of such delays. The non-delaying party may terminate this Agreement if the non-performance or delays continues in effect for longer than 30 consecutive calendar days. In such event, A&B’s liability for payment will be limited to payment for the PoNS Device delivered prior to such termination.

(b)          Independent Contractors. Each party is an independent contractor. This Agreement will not constitute an appointment of the other party as the legal representative or agent of the other party, nor will either party have any right or authority to assume, create or incur any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, the other party. Nothing herein or in the transactions contemplated by this Agreement will be construed, or deemed to be, the formation of a partnership, association, joint venture or similar entity by or among the parties hereto. Neither party will make any warranties or representation on the other party’s behalf, nor will it assume or create any other obligations on the other party’s behalf.

(c)          Assignment. This Agreement or any part hereunder shall be assignable or transferred by either Party to any third party with prior written notice to the other Party provided that the assignor shall procure the assignee strictly perform this Agreement.

(d)          Survival of Change of Control. This Agreement would survive any change of control of NHC. NHC shall notify A&B in writing within a reasonable time prior to the occurrence of such change of control, and procure that the new holder of NHC undertakes commitments to perform this Agreement continuously.

(e)          Cumulative Remedies. All rights and remedies, whether conferred by this Agreement or by any other instrument or by law shall be cumulative, and may be exercised singularly or concurrently.

(f)          Severability of Provisions. If any term, clause, word, condition, provision or agreement in this Agreement or the application thereof or any portion thereof to any person or circumstance, will be held invalid, void or unenforceable, the remainder of the term, clause, word, condition, provision or agreement and the application thereof will remain in full force and effect, and the invalid, void or unenforceable term, clause, word, condition, provision or agreement will be reformed to the extent possible in order to give its intended effect and/or meaning.

(g)          Further Assurances/Cooperation. At any time or from time to time on and after the date of this Agreement, each party agrees to (i) deliver to the other party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as each party may reasonably deem necessary or desirable in order for such party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

24.          Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same and shall be delivered personally or by fax, electronic mail or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

If to NHC:	Philippe Deschamps
President & CEO
41 University Drive Newtown PA, 18940
pdeschamps@heliusmeidcal.com
614 596 2597

with a copy to:

Proskauer Rose
One International Place
100 Oliver Street
Boston, Massachusetts
Attn: Joseph A. Capraro
Fax: (617) 526-9800
email: jcapraro@proskauer.com

If to A&B to:	Zhang Lingyan
Director of Strategic Development and Investment
8/F, Bldg. A, Tongfang Information Harbor, No. 11
Langshan Road, Shenzhen Hi-tech Industrial Park
North, Nanshan District, Shenzhen 518057, P. R.
China
1ingyan@cms.net.cn

with a copy to:

Peng Huaizheng
Director
Tudor House, 62St John’s Road, Petts Wood,
Orpington, UK.
huaizhengpeng@cms.net.cn

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a)          on the date of delivery if delivered in person (by courier service or otherwise), (b)          upon transmission by facsimile or electronic mail if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c)          on the fifth business day after it is mailed by registered or certified mail.

25.          Entire Agreement. This Agreement and the exhibits and schedules referred to herein sets forth the entire intent of and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior discussions, negotiations and agreements between them. The parties shall not be bound by any agreement or representation other than as expressly provided herein or as subsequently set forth in writing and executed by each party. The schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

26.          Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

27.          Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and the A&B Indemnified Parties and their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or to result in such Person being deemed a third party beneficiary of this Agreement.

28.          Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The parties have participated jointly in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. In the event an ambiguity or question of intent or interpretation arises, the Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

29.          Interpretation. Whenever the context may require, any pronouns used in this Agreement (including the schedules and exhibits hereto) shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. References to Sections refer to sections of this Agreement. Similarly, references to Schedules and Exhibits refer to schedules and exhibits, respectively, attached to this Agreement. Unless the context requires otherwise, words such as “hereby,” “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder” and words of like import refer to this Agreement.

30.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience of reference only and shall not to be used or considered in construing or interpreting this Agreement.

31.          Amendments and Waivers. Any term of this Agreement may be amended only with the consent of each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party to be charged.

32.          Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

33.          Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or otherwise afforded to any party, shall be cumulative and not alternative.

[END OF TEXT, SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day first written above.

A&B (HK) COMPANY LIMITED

By:	/s/ Lam Kong
Name: Lam Kong
Title: Director

NEUROHABILITATION CORPORATION

By:	/s/ Philippe Deschamps
Name: Philippe Deschamps
Title: President & CEO

Schedule 1

Purchased Assets

1.	For the purpose of this Agreement, the Purchased Assets include but not limited to:

(a)

all authorizations, licenses, certificates or approvals relating to the PoNS Devices, Components and Services for the Territory issued by the competent regulatory authorities, including but not limited to an independent duplicate of the Regulatory Approval for the Territory in respect of the PoNS Device issued by FDA or other Supervisory Authorities in the US; Marketing Authorization in the Territory (including China Registration Certificate for Medical Device etc.)(“Territory MA”), and all titles, rights, benefits or other interests based on such authorizations, licenses, certificates or approvals, as detailed in Section 2 of this Schedule.

(b)

The right to manufacture the PoNS Device and Components for the Territory, as well as the Manufacturing Technology of the PoNS Device, Components and Services exclusively related to the Territory (including the Manufacturing Technology for Components); for the avoidance of doubt, Technology non-exclusively related to the Territory shall be excluded from the Purchased Assets and be licensed according to this Agreement.

(c)

All titles, rights, benefits or other interests to the Intellectual Property Rights related to the PoNS Device, Components and Services in the Territory, including but not limited to Patents, Patent application, trademarks, trademarks application, copy rights, as detailed in Section 3 of this Schedule.

(d)

Copies of all data, books, records, commercial information, medical information and other information which are related exclusively to and necessary for the manufacture of the PoNS Device, Components and Services for the Territory and commercialization of the PoNS Device in the Territory.

2.	A&B at its own discretion can choose one of the following modes to realize its interests in the MA of the Purchased Assets:

MODE I: Import License Application. After the PoNS Device is authorized by FDA to be marketed in the USA, A&B will at its own costs apply for the registration of the PoNS in the Territory via the path of Import License Application, under which circumstances, the Purchased Assets mentioned in Section 1 (a)          shall include but not limited to China Registration Certificate for Medical Device (“Territory MA”), and the Regulatory Approval issued by FDA for the market of Territory, etc., and all titles, rights, benefits or other interests based on such authorizations, licenses, certificates or approvals; and, both Parties hereby agree, that (1) A&B shall have full beneficial ownership of, whilst NHC shall be the nominal holder of, the China Registration Certificate for Medical Device, and the Regulatory Approval issued by FDA for the market of Territory, and the Parties will enter into an Entrustment Agreement regarding entrustment of the certificates herein; and (2) NHC shall be responsible for maintaining the Regulatory Approval issued by FDA at its own expenses; and (3) NHC shall, as required by A&B from time to time, provide A&B with all documentations including but not limited to the Regulatory Approval issued by FDA that are necessary for A&B to register for and/or maintain the Territory MA.

Notwithstanding the foregoing, to the extent practicable by law, A&B shall have the right, at its own discretion and at its own expenses, request NHC to apply for another independent Marketing Authorization for the Product in another Trade name or Trademark owner by A&B in the USA for the market of Territory on behalf of and for the benefits of A&B, and such independent Marketing Authorization for the market of Territory shall be the propriety of A&B or its designated company (for the avoidance of doubt ,such independent Marketing Authorization are only used for the maintenance of the Territory MA).

MODE II: Registration of New Medical Device in the Territory (Localization of the PoNS Device). A&B may at its own discretion at the time it deems appropriate apply for the registration of the PoNS in the Territory via the path of Registration of New Medical Device. A&B shall have the right to manufacture the Product in the Territory and only for the Territory; A&B shall be solely responsible for obtaining corresponding Marketing Authorization in the Territory itself and shall thus be the owner of such MA, which includes but not limited to China Registration Certificate for Medical Device (“Territory MA”) and Manufacturing License, as those terms are defined by regulatory authorities in the Territory; NHC shall reasonably cooperate with A&B by, including but not limited to: (1) providing any and all information necessary for A&B to obtain MA itself within the Territory, including, without limitation, all registration documentation and dossiers, the NHC Technology; (2) agreeing to provide reasonably necessary instructions and a reasonable amount of technology support and training as A&B may request. Upon the request of A&B, NHC shall provide all dossiers, documentations, information, instructions within one month from the request date of A&B, which is sufficient and complete for A&B to apply for the Territory MA as mentioned above.

3.          (a)          Patent Rights to be transferred include but not limited to those applied in the Territory in the below table and those will be applied in the Territory based on those non-Territory patents or patents application in the below table:

Internal Reference #	Title	Serial #	Issue Date	Patent #	Filing Date	Status	Country
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

*A&B has the right to file patent applications in the Territory that claim priority to the non-Territory Patents or pending non-Territory patent applications listed above. If A&B’s right to file is unavailable due to the limitation of applicable laws or regulations or requirements of competent authorities, upon the written request of A&B, NHC shall file patent applications in the Territory that claim priority to the non-Territory Patents or pending non-Territory patent applications listed above in its own name and transfer such patent application or patent rights to A&B immediately whenever permissible by applicable laws or regulations or requirements of competent authorities. A&B shall pay any costs incurred by NHC in connection with the filing and transfer of such patent applications or patent rights to A&B.

(b)	Trademark Rights in the Territory to be transferred including but not limited to:

Reference #	First Use Date	Filing Date	Mark	Serial #	Country
[***]	[***]	[***]	[***]	[***]	[***]

(c)

Copyrights in the Territory to be transferred include the materials related to the PoNS Device, Components or Services such as user guides, manuals, marketing materials, computer programs and registrations and any applications for registration.

(d)

As required by A&B, NHC shall, immediately and in all events within one month, execute all further documents provided by A&B to complete the transfer of the intellectual property rights as stipulated above in the Territory, or if applicable, file patent applications in the Territory that claim priority to the pending U.S. patent applications listed above in the name of A&B, within one month from receiving the relevant documents.

Schedule 2

Assumed Liabilities

None

Schedule 3

Licensed NHC Technology

Schedule 3 will be updated as information becomes available in the development process to the commercial device. These will be provided promptly to A&B by electronic transfer or any other medium best suited for the transfer of the information.

Technical Documentation Required for a Design History File or Technical File

1.	Category: Design & Development Planning

•	Roles and Responsibilities Documents

•	Program Schedules

•	Software Development and Configuration Plans

2.	Category: Design Inputs

•	System Design Specifications

•	Software Requirements Specifications

3.	Category: Essential Requirements

•	Essential Requirements Checklist

4.	Category: Design Outputs

•	Bill of Materials

•	Component, subassembly, and final assembly drawings

•	Hardware design documents

•	Software design documents and code implementations
•	Material specifications

•	Production specifications

•	Inspection reports

•	Packaging requirements

•	Labeling

•	Instructions for Use

5.	Category: Design Reviews

•	Design Review Forms

•	Software Technical Review Forms

6.	Category: Design Verification

•	Master Verification Plan and Reports

•	Traceability Matrix

•	Software Verification Plan and Report

•	Software Traceability Matrix

•	Functional, Performance, and Software Testing protocols and reports

•	Human Factors / Usability Reports

7.	Category: Design Validation

•	Master Design Validation Plan and Report

•	Clinical Study Reports

•	Software Validation

•	Literature Reviews

8.	Category: Design Transfer / Process Validation

•	Master Process Validation Plan and Report

•	Process Validation (IQ/OQ/PQ)

•	Manufacturing Procedures and Travelers

•	Inspection Records

•	Device Master Record

•	Equipment Logs and Calibration Plans

9.	Category: Risk Management

•	Risk Analysis

•	Use Failure Mode Effects Analysis (UFMEA)

•	Design Failure Mode Effects Analysis (DFMEA)

•	Process Failure Mode Effects Analysis (PFMEA)

•	Software Risk Analysis

10.	Category: Regulatory

•	Letters for File

•	Regulatory approvals for human subject studies

•	Regulatory clearance/approval for market entry

•	Declaration of Conformity

Both Parties acknowledge that as of the Effective Date, the NHC Technology is under further development and shall be supplemented and updated whenever any new Technology is developed.